Exhibit 10.6

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

GAULA VENTURES LLC,

AS SELLER,

GENAREX FD LLC,

AND

ATTIS INDUSTRIES INC.,

AS BUYER

MAY 25, 2018

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of MAY 27, 2018 and effective as of MAY 25, 2018 (“Effective Date”), is entered into by and among ATTIS INDUSTRIES INC., a New York corporation (“Buyer”), ATTIS INNOVATIONS, LLC, a Georgia limited liability company (“Attis”), FLUX CARBON LLC, a Delaware limited liability company (“JVCo”), and GAULA VENTURES LLC, a Delaware limited liability company (“Seller”).

WHEREAS, the Parties hereto are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2), Rule 506 of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Seller is the beneficial owner of 1,225 units (the “GFD Units”) of GENAREX FD LLC, a Delaware limited liability company (“GFD”), representing 12.25% of the issued and outstanding equity of GFD, with a deemed value of $544.2177 per unit, or $666,667.00 in total (“GFD Purchase Price”);

WHEREAS, effective November 29, 2017, Seller’s beneficial owner (the “Principal”) and certain other Related Persons of GFD entered into that certain Membership Interest Purchase Agreement (“ALB MIPA”) and related transaction documents (together with the ALB MIPA, the “ALB Documents”) pertaining to the purchase of 100% of the issued and outstanding equity of ADVANCED LIGNIN BIOCOMPOSITES LLC (“ALB”) by Buyer for the benefit of Attis;

WHEREAS, the ALB Documents, inter alia, stated Buyer’s agreement to issue to Principal 400,000 shares of Buyer’s Common Stock (“Buyer Common Stock”) at a deemed value of $4.00 per share, or $1,600,000.00 (“ALB Purchase Price”), in exchange for the assignment by Principal of 100% of any direct or indirect right, title and interest he had or may have had in, to and under the issued and outstanding equity of ALB (the “ALB Units” and, together with the GFD Units, the “Seller Units”);

WHEREAS, Attis and Principal separately entered into an employment agreement as part of the ALB Documents (“First Employment Agreement”), which, inter alia, requires Attis to pay Principal an amount equal to 8.00% of Attis’ Consolidated EBITDA (“Earn-Out Payment”);

WHEREAS, Buyer owns 100% of the issued and outstanding equity of Attis, the beneficial owner of 80% of the issued and outstanding equity of JVCo, which entity owns 36.75% of the issued and outstanding equity of GFD; and,

WHEREAS, Buyer, Attis, JVCo, Principal, and Seller desire, as applicable, to state or amend their agreements upon the terms and subject to the conditions contained herein: to cause their respective now and hereinafter-existing direct and indirect equity interests in ALB to held by GFD; to cause their respective now and hereinafter-existing direct and indirect equity interests in GFD to be held by JVCo; to consolidate the GFD Purchase Price and ALB Purchase Price (collectively, the “Purchase Price”), and replace the Buyer Common Stock with the Buyer Securities issuable hereunder; and,

WHEREAS, as the beneficial owner of Seller, Principal will be materially benefitted from Buyer’s performance of its obligations under this Agreement and the Transaction Documents and as such has agreed to be bound by certain provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amended and restate the ALB MIPA as between themselves as follows:

1. Certain Matters

1.1 Certain Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Schedule 1.0.

1.2 Effectiveness. THE PARTIES EACH HEREBY AGREE THAT, EXCEPT AS OTHERWISE STATED HEREIN, THIS AGREEMENT AND APPLICABLE TRANSACTION DOCUMENTS SHALL AMEND, RESTATE, REPLACE, SUPPLANT AND IN ALL RESPECTS SUPERSEDE THE ALB MIPA AND ALL TRANSACTION DOCUMENTS EXECUTED IN CONNECTION THEREWITH.

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2. Purchase and Sale

2.1 Acquisition. On and subject to the terms and conditions of this Agreement and applicable Transaction Documents, at the Closing, Principal and Seller shall sell, assign, transfer and deliver 100% of their respective right, title and interest in, to and under the Seller Units to Buyer in accordance with the terms set forth in Schedule 2.0, free and clear of all Liens other than Permitted Encumbrances. As used herein, the term “Acquisition” shall mean and refer to the purchase of the Seller Units by Buyer.

2.2 The Closing. Upon the terms and subject to the conditions hereinbefore and hereinafter set forth, the consummation of this Agreement and the Seller Acquisition contemplated herein (the "Closing") shall take place on MAY 25, 2018, or, if all of the conditions to the Closing are not satisfied on that date, on the first date thereafter on which all of such conditions are satisfied. As used herein, the term “Closing Date” shall mean and refer to the purchase of the Seller Units by Buyer. The Closing may take place by delivery and exchange of documents by facsimile or electronic mail with originals to follow by overnight courier.

2.3 Deliveries and Actions of Seller at Closing. At or prior to Closing, Seller shall deliver (or cause to be delivered) to Buyer documents, instruments, agreements and other materials itemized in Schedule 2.3.

2.4 Deliveries and Actions of Buyer at Closing. At or prior to Closing, Buyer shall deliver (or cause to be delivered) to Seller documents, instruments, agreements and other materials itemized in Schedule 2.4.

2.5 Taking of Necessary Action; Further Action. The Buyer, Seller and GFD will take all reasonable and lawful action as may be necessary or appropriate in order to effectuate the Seller Acquisition in accordance with this Agreement on the Closing Date.

3. Warranties and Representations Relating to Seller, ALB and GFD

Seller represents and warrants to Buyer that the statements contained in this Section 3 are true, correct and complete as of the Effective Date and as of the Closing Date, subject to and except as set forth in the Seller Disclosure Schedule delivered by Seller to Buyer on the date hereof. Nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Seller Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1 Due Organization, Authorization and Good Standing.

3.1.1 Seller. Seller is duly organized, validly existing and in good standing under the laws of Georgia. Seller is qualified to do business and is in good standing as a foreign Person, as the case may be, in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Seller has full corporate power and corporate authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement.

3.1.2 GFD. GFD is duly organized, validly existing and in good standing under the laws of Delaware. GFD is qualified to do business and is in good standing as a foreign Person, as the case may be, in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. GFD has full corporate power and corporate authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement.

3.1.3 ALB. Seller’s representations and warranties included in Section 3 of the ALB MIPA, a copy of which is attached hereto in Exhibit 3.1.3, in connection with ALB and the transfer of Seller’s interests in ALB to and for the benefit of Buyer shall be incorporated herein by reference and deemed to be in full force and effect notwithstanding the intention and agreement of the Parties for this Agreement to amend and restate the ALB MIPA in its entirety; provided, however, that in the event that any such terms conflict with the terms of this Agreement and the Transaction Documents executed in connection herewith, the applicable terms of this Agreement and the Transaction Documents shall govern.

3.2 Capitalization. Principal and Seller are the sole holders of the Seller Units. There are no warrants, rights, options, conversion privileges, stock purchase plans or other contractual obligations which obligate Seller to offer, issue, purchase or redeem any equity or other interest of GFD or other ownership interest or debt or other securities convertible into or exchangeable for membership interests or units or such other ownership interest (now, in the future or upon the occurrence of any contingency) or which provides for any equity appreciation or similar right.

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3.3 Authorization. Seller has the requisite power and authority to enter into, execute, deliver and perform this Agreement, and/or to consummate all transactions contemplated thereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate or partnership proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement is the valid and legally binding obligation of Seller, enforceable against each of them in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

3.4 No Violation or Approval.

3.4.1 Subject to and except as set forth on Section 3.4 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by Seller, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of Seller or GFD, or contravene any resolution adopted by the officers, managers, or members of either Seller or GFD; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which Seller or GFD may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or GFD may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of GFD, or that otherwise relates to GFD, or the GFD business; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax; (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which GFD is a party or by which GFD is bound; or (vi), result in the imposition or creation of any Lien on GFD, or the GFD business.

3.4.2 Subject to and except as set forth on Section 3.4 of the Seller Disclosure Schedule, neither Seller nor GFD are required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the GFD business, either before or after Closing, and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to GFD that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Closing Date.

3.5 Litigation. Except as set forth in Section 3.5 of the Seller Disclosure Schedule (which lists pending or threatened Proceedings, all of which are referred to as “Current Litigation Matters”), (i) there is no pending or, to Seller’s Knowledge, threatened Proceeding by or against Seller or GFD that relates to or may affect GFD, or GFD’s Business, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions; (ii) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding; (iii) there is no Order to which Seller or GFD, or GFD’s Business are subject or that in any way relates to or could reasonably be expected to affect GFD, or GFD’s Business; (iv) no officer, director, member, manager, agent or employee of the GFD is subject to any Order that prohibits such officer, director member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the GFD business; (v) each of Seller and GFD are, and at all times have been, in compliance with all of the terms and requirements of any Order; (vi) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order; and (vi), neither Seller nor GFD has received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.

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3.6 GFD Financial Matters. An internal draft of GFD’s unaudited balance sheet and statement of income (collectively, the “GFD Financial Statements”) as of and for the fiscal year ended December 31, 2017, shall be provided on or before June 30, 2018. The GFD Financial Statements (including the notes thereto) have been prepared in good faith by Seller’s staff in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the GFD as of such dates and the results of operations of GFD for such periods, are correct and complete, and are consistent with the books and records of GFD (which books and records are correct and complete); provided, however, that the GFD Financial Statements are subject to normal adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Subject to and except as disclosed in Section 3.6 of the Seller Disclosure Schedule, (i) GFD has not incurred any Liability, and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against GFD giving rise to any Liability; (ii) all Accounts Receivable that are reflected in the GFD Financial Statements and/or in the business records of GFD represent valid obligations arising from sales actually made or services actually performed by GFD in the Ordinary Course of Business; (iii) there is no contest, defense or right of set-off currently being claimed or, to the Knowledge of Seller, expected to be claimed, by any account debtor with respect to any Account Receivable, or any part thereof; (iv) except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the GFD Financial Statements and/or in the business records of GFD (which reserves are adequate and calculated consistent with past practice); (v) subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable; and (vi), Seller has provided Buyer with a complete and accurate list of GFD’s current Accounts Receivable current to within five (5) days of the Closing Date, which list sets forth the aging of each such Account Receivable.

3.7 Taxes. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, GFD has duly filed, on a timely basis all Tax Returns which they are required to file, and all material liabilities for Tax (including interest and penalties) have been paid. GFD has paid all required withholding taxes with respect to employees and independent contractors. Except as set forth in the Seller Disclosure Schedule, there are in effect no waivers or extensions of the applicable statutes of limitations for tax liabilities for any period, and no taxing authority has asserted either orally or in writing any adjustment that could result in an additional Tax for which GFD is or may be liable and there is no pending audit, examination, investigation, dispute, proceeding or claim for which GFD has received notice relating to any Tax for which any one of them is or may be liable. Except as set forth in the Seller Disclosure Schedule, there are no agreements in writing with any taxing authority by GFD. Except as set forth in the Seller Disclosure Schedule, GFD has not been nor is it included in any consolidated, affiliated, combined, unitary or other similar Tax Returns and there are no tax sharing agreements to which GFD has now or ever has been a party. Except as set forth in the Seller Disclosure Schedule, GFD is not a party to any agreement, contract, arrangement or plan that would result in the payment of any “excess parachute payments” within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law).

3.8 Title to Seller Units. Except for permitted encumbrances as defined and itemized in Section 3.8 of the Seller Disclosure Schedule (“Permitted Encumbrances”), Seller has good and valid title to the Seller Units, in each case free and clear of all claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, of any kind or character (collectively, “Liens”). Seller shall transfer the Seller Units to Buyer free and clear of all Liens other than Permitted Encumbrances.

3.9 Title to Assets. GFD has good and marketable title to all of the assets reflected in the GFD Financial Statements as owned by them (other than assets disposed of since the date of the last GFD Financial Statements in the Ordinary Course of Business or as contemplated by this Agreement), or acquired since the date of the last GFD Financial Statements, or as set forth in Section 3.9 of the Seller Disclosure Schedule (“GFD Assets”), free and clear of any and all Liens, except as set forth in the Seller Disclosure Schedule.

3.9.1 Real Property; Tangible Personal Property. GFD does not own, lease or sublease real property. Except as disclosed in the Seller Disclosure Schedule, (i) each item of Tangible Personal Property of GFD (including any and all Tangible Personal Property set forth on Section 3.9.1 of the Seller Disclosure Schedule) is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, is free from latent and patent defects and is being operated and maintained in all material respects in accordance with industry standards and prescribed operating instructions (if any) necessary to ensure the effectiveness of equipment warranties and/or service plans; and (ii), no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. If applicable, Tangible Personal Property owned or leased by GFD is and will be as of Closing in GFD’s possession.

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3.9.2 Intangible Personal Property; Intellectual Property Assets. Section 3.9.2 of the Seller Disclosure Schedule contains a complete and accurate list and summary of all Intellectual Property owned or possessed by GFD, or which GFD has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”). Such Intellectual Property Assets constitute all of the Intellectual Property necessary for the operation of the businesses of GFD as presently conducted. The Intellectual Property Assets do not infringe on the intellectual property rights of any Person. GFD is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens except for Permitted Encumbrances. GFD has the right to use all of the Intellectual Property Assets without payment to any third party except as disclosed in the applicable agreements disclosed in then Seller Disclosure Schedule. GFD owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission, or free and unrestricted availability to general public, all of the Intellectual Property Assets used by GFD, subject to the terms of applicable agreements itemized in the Seller Disclosure Schedule. GFD has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor GFD, or their respective members, managers, directors and officers and employees has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that GFD must license or refrain from using any intellectual property rights of any third party). Except as disclosed in the Seller Disclosure Schedule, to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of GFD.

3.10 Operations in Conformity with Law, Etc. Except as set forth in Section 3.10 of the Seller Disclosure Schedule: (i) GFD is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of GFD, GFD’s assets, and the GFD business; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by GFD of, or a failure on the part of GFD to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of GFD to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii), neither the Seller nor GFD have received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of GFD to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.

3.11 Labor Relations. GFD has complied in all respects at all times with all Legal Requirements, including all Occupational Safety and Health Laws, relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes, collective bargaining and other requirements under applicable Legal Requirements. To Seller’s Knowledge, GFD is not liable for the payment of any Taxes, including any social security and similar Taxes, fines, penalties, interest, back wages, front pay, liquidated or compensatory damages, exemplary damages or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. GFD has not been, and are not now, a party to any collective bargaining agreement or other labor Contract. There has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving GFD. No event has occurred or circumstance exists that could provide the Basis for any work stoppage or other labor dispute. There has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not overtly threatened any Proceeding, charge, grievance proceeding or other claim against or affecting GFD (or any director, officer, manager, member or employee thereof) relating to the actual or alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting GFD or its business. There is no organizational activity or other labor dispute against or affecting GFD and no application or petition for an election of or for certification of a collective bargaining agent is pending. No grievance or arbitration Proceeding exists that might have a Material Adverse Effect upon GFD or the conduct of its business. Neither GFD nor Seller have been served notice of, and GFD and Seller do not otherwise have Knowledge of, any grievance or arbitration Proceeding by any employee of GFD that might have an adverse effect upon GFD, or the conduct of GFD’s business. There has been no charge of discrimination filed against or, to Seller’s Knowledge, threatened against GFD with the Equal Employment Opportunity Commission or similar Governmental Body. There is no lockout by GFD of any employees of GFD, and no such action is contemplated by Seller or GFD.

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3.12 No Adverse Change. Since the formation of GFD, there has not been any Material Adverse Change in the GFD business, operations, prospects, GFD Assets, results of operations or condition (financial or other) of the GFD, and, to the Knowledge of Seller, no event has occurred or circumstance exists that may result in such a Material Adverse Change. Neither Seller nor GFD have received any notice or other communication (written or oral) from any Governmental Body or any other Person regarding the ability of GFD to own or operate or the intention of any Governmental Body to challenge or oppose the Buyer’s ownership or operation of same. No action has been taken by the Seller or GFD, or any other officer, director, manager, or member of either Seller or GFD, that would have a Material Adverse Effect on GFD or the Contemplated Transactions. GFD has conducted its businesses only in the Ordinary Course of Business. Except as set forth in the Seller Disclosure Schedule, without limiting the generality of the foregoing, since the Closing Date: (i) GFD has not entered into any agreement, Contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business; (ii) no party (including GFD) has accelerated, terminated, modified, given rise to a notice of default, or cancelled any agreement, Contract, lease, Permit, Governmental Authorization, or license (or series of related agreements, contracts, leases, and licenses) to which GFD is a party, or by which it is bound, or which affects GFD’s assets; (iii) GFD has not granted any Liens upon any of GFD’s assets, tangible or intangible; (iv) GFD has made no capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business; (v) GFD has made no capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions); (vi) GFD has not issued any note, bond, or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation; (vii) GFD has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any GFD Assets; (viii) GFD has not caused any change to be made or authorized in the Organizational Documents of GFD; (ix) GFD has not issued, sold, pledged or otherwise disposed of any of its equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of equity interests or securities; (x) GFD has not declared, set aside, or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests; (xi) GFD has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property and GFD Assets, including any Property or any Business; (xii) GFD has not made any loan to, or entered into any other transaction with, any of its members, managers, officers, directors, or employees; (xiii) GFD has not entered into any employment Contract, severance or other benefit agreement, consulting agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement; (xiv) GFD has not granted any increase in the base compensation of any of its officers, directors, members, managers or employees outside the Ordinary Course of Business; (xv) GFD has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, managers, officers, directors and employees (or taken any such action with respect to any other Employee Benefit Plan); (xvi) GFD has not made any other change in employment terms for any of its directors, officers, members, managers and employees outside the Ordinary Course of Business; (xvii) GFD has not made or pledged to make any charitable or other capital contribution; (xviii) GFD has not discharged, in whole or in part, a material Liability or Lien outside the Ordinary Course of Business; (xix) GFD has not disclosed any Confidential Information; (xx) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving GFD; (xxi) there has been no indication by any customer or supplier of GFD of an intention to discontinue or change the terms of its relationship with the GFD; (xxii) there has been no change in the accounting methods, principles or practices for financial accounting with respect to GFD (except for those changes required by GFD’s independent auditors to comply with GAAP) or for IRS reporting purposes; and (xxiii), neither the Seller nor GFD has committed to do any of the foregoing.

3.13 Permits. Section 3.13 of the Seller Disclosure Schedule contains a complete and accurate list of all permits, licenses, Consents, Governmental Authorizations and Approvals (collectively, the “Permits”): (i) owned by GFD that are necessary or required to own, construct, operate and develop the businesses of GFD, GFD’s assets, and the Properties; and (ii), for which GFD has made application with respect to the ownership, operation, construction, and development of its business and the Properties where such application is still pending as of the date hereof and at Closing. GFD has not received any notice (written or oral) from any Governmental Body of rejection of any such application or any notice (written or oral) that any such application is being considered for rejection. Each Permit is valid and in full force and effect, as applicable. The Permits listed or required to be listed in Section 3.13 of the Seller Disclosure Schedule collectively constitute all of the Permits necessary or required to permit the GFD to lawfully conduct and operate its business in accordance with all Legal Requirements. GFD is, and at all times has been, in full compliance with all of the terms and requirements of each Permit listed or required to be listed in Section 3.13 of the Seller Disclosure Schedule. Seller has delivered, or has caused to be delivered, to Buyer (or its Representatives) copies of all Permits and Approvals and applications therefor referred to above in this Section 3.15, and all other correspondence between Seller or GFD (or their respective Representatives) and the applicable Governmental Bodies in connection with such Permits and applications therefor. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit or Approval. Neither Seller nor GFD have received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit, or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit. All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.13 of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

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3.14 Environmental Matters. GFD has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental Laws. The Properties do not now contain nor have the Properties contained any underground storage tanks or Hazardous Material. Neither this Agreement nor the consummation of the Contemplated Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws. GFD has not assumed, or has otherwise become subject to, any Liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Laws. GFD has complied in all respects, and is presently in compliance in all respects, with all applicable Environmental Laws pertaining to the ownership and operation of GFD’s assets, the Properties and the GFD business. Neither Seller nor GFD have received any communication alleging that they are not in compliance with any Environmental Law. GFD has not taken any action that could reasonably result in any Liability (other than minor Liabilities of nominal or no financial or other consequence) relating to (i) the environmental conditions on, under, or about the Properties or any real property that is presently owned, leased or otherwise used by GFD, or upon which GFD locates any Tangible Personal Property; or (ii), the present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Material. There are no pending or threatened Proceedings of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting GFD, GFD’s assets, the Properties, or the GFD business. No Property contains wetlands, vegetation, animal species or significant historic/archaeological sites which are subject to special regulations or limitations under any Legal Requirement. No unacceptable material has deposited or buried on or under the Properties in violation of any Permit, Governmental Authorization or Legal Requirement; no toxic wastes or Hazardous Materials have been deposited, disposed of, stored, generated or released on or from the Properties, and there are no cemeteries, grave sites or other burial sites located on the Properties.

3.15 Contractual Obligations. The only Contracts to which GFD is a party are described in Section 3.15 of the Seller Disclosure Schedule (“Contracts”), and correct and complete copies of all such Contracts have been provided to Buyer. Except as set forth in applicable Contracts, Seller does not have and may not acquire any rights under any Contract. Subject to and except as set forth in Section 3.15 of the Seller Disclosure Schedule: (i) the Contracts are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) none of the Contracts will upon completion or performance thereof have a Material Adverse Effect on the GFD business, or the GFD business; (iii) GFD is, and at all times has been, in compliance with all applicable terms and requirements of the Contracts; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give GFD or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Contracts; (v) no party to the Contracts has threatened to terminate its business relationship with GFD for any reason; (vi) neither Seller nor GFD has given to or received from any other Person any notice or other communication (whether oral or written) regarding the actual, alleged, possible or potential Breach of any Contract; and (vii), no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of GFD’s assets. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under the Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. Each Contract relating to the sale or provision of services has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement. Seller has provided to Buyer a complete list of the recurring customers of the GFD business, whether or not such recurring customers are bound by a written contract or agreement with GFD.

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3.16 Bank Accounts. Section 3.16 of the Seller Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of GFD, specifying the account numbers and the authorized signatories or persons having access to them.

3.17 Insurance. The Seller Disclosure Schedule accurately sets forth a list of all current policies of insurance held by GFD. All such policies of insurance are in full force and effect, and no notice of cancellation has been received with respect thereto, and all premiums owed to date have been paid in full.

3.18 Affiliated Transactions. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, no member, employee, or any members of their immediate families owns, directly or indirectly (whether as undisclosed principal or otherwise), individually or collectively, any interest in any corporation, partnership, firm or other entity which has any agreement, arrangement or other contractual relationship with GFD.

3.19 Charter, Bylaws, Minutes, Operating Agreement and Permits. Seller has heretofore delivered or caused to be delivered (or will hereinafter deliver or cause to be delivered prior to the Closing Date) to Buyer or its counsel accurate and complete copies of the GFD Operating Agreement, written consents and membership books. Nothing contained in any of the foregoing prevents or adversely affects the consummation of the transactions contemplated by this Agreement. A true and correct copy of the GFD Operating Agreement, as amended, of GFD is attached hereto and made a part hereof as Exhibit 7.1, which agreement is in full force and effect and have not been amended or modified in any way.

3.20 Restrictive Covenants. GFD is not party to or bound or affected by any commitment, agreement or document which limits the freedom of GFD to compete in any line of business, transfer or move any of or GFD’s operations, or which does or could materially and adversely affect the GFD business after the Closing.

3.21 Worker’s Compensation. There are no notices of assessment or any other communications which GFD has received from any workplace safety and insurance board or similar authorities and there are no assessments which have not been paid or accrued on the date hereof, and there are no facts or circumstances which may result in a material increase in liability to any of GFD from any applicable workers' compensation legislation or applicable employee health and safety, training or similar legislation, regulations or rules after the Closing Date.

3.22 Investment Purpose. Seller is acquiring the Seller Preferred Stock for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

3.23 Accredited Seller Status. Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Seller Preferred Stock Act of 1933.

3.24 Reliance on Exemptions. Seller understands that the Seller Preferred Stock are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Seller Preferred Stock.

3.25 Information. Seller and its advisors, if any, have been furnished with all materials they have requested relating to the business, finances and operations of Buyer and information Seller deemed material to making an informed investment decision regarding its purchase of the Seller Preferred Stock. Seller and its advisors, if any, have been afforded the opportunity to ask questions of Buyer and its management. Neither such inquiries, nor any materials provided to Seller, nor any other due diligence investigations conducted by Seller or its advisors, if any, or its representatives, shall modify, amend or affect Seller’s right to fully rely on Buyer’s representations and warranties contained in Article VI below. Seller understands that its investment in the Seller Preferred Stock involves a high degree of risk. Seller is in a position regarding Buyer, which, based upon economic bargaining power, enabled and enables Seller to obtain information from Buyer in order to evaluate the merits and risks of this investment. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Seller Preferred Stock.

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3.26 No Governmental Review. Seller understands that no United States federal or state Governmental Authority has passed on or made any recommendation or endorsement of the Seller Preferred Stock, or the fairness or suitability of the investment in the Seller Preferred Stock, nor have such Governmental Authorities passed upon or endorsed the merits of the offering of the Seller Preferred Stock.

3.27 Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Seller and is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.28 Corrupt Practices. Except in compliance with all Legal Requirements, neither the Seller nor GFD, nor any of their Related Persons, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, Representatives or agents of any customers of Seller or GFD for the purpose of attracting business to Seller or GFD, or (ii) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.

3.29 Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GFD or Seller.

3.30 The GFD Pre-Closing Operating Agreement. Attached hereto as Exhibit 3.30 is a true and correct copy of the Operating Agreement of GFD (the “GFD Pre-Closing Operating Agreement”). The GFD Pre-Closing Operating Agreement is in full force and effect and has not been amended or modified in any way

3.31 The Seller Operating Agreement. Attached hereto as Exhibit 3.31 is a true and correct copy of the Operating Agreement of Seller (the “Seller Operating Agreement”). The Seller Operating Agreement is in full force and effect and has not been amended or modified in any way.

3.32 Jurisdictions. Section 3.33 of the Seller Disclosure Schedule sets forth a complete list of each State in which Seller, GFD and ALB conduct their Businesses.

3.33 No Omissions. No other information provided by or on behalf of Seller or GFD to Buyer, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4. Warranties and Representations Relating to the Buyer

Buyer represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the Closing Date, except as set forth in the Buyer Disclosure Schedule.

4.1 Due Organization, Authorization and Good Standing of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of New York. Buyer is qualified to do business and is in good standing as a foreign Person, as the case may be, in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Buyer has full corporate power and corporate authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement.

4.2 Authority Relative to this Agreement. Buyer has the requisite corporate power and corporate authority to execute, deliver and perform this Agreement, and consummate all transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated, including the filing of registration statements and issuance of shares of Buyer’s common stock upon conversion of the Seller Preferred Stock. This Agreement is the valid and legally binding obligation of Buyer, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

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4.3 No Violation or Approval. Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or violation of, or a default under the Charter or Bylaws of Buyer, or any statute applicable to Buyer or any material agreement to which Buyer is a party or by which any of its properties are bound, any fiduciary duty or any order, judgment, decree, rule or regulation of any court or any Government Authority or body having jurisdiction over Buyer or its properties, except where such failure would result in any change in or effect on the business of Buyer, which has a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or negotiation, declaration or filing with, any Governmental Authority or entity or other party is required of, and has not been obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

4.4 Capitalization; Voting Rights; Valid Issuance of the Shares. Section 4.4 of the Buyer Disclosure Schedule contains an accurate itemization of Buyer’s authorized and outstanding shares of common stock (“Common Stock”), and preferred stock (“Preferred Stock” and, together with the Common Stock, the “Buyer Stock”). All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the Buyer Disclosure Schedule, no shares of Buyer Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Buyer. Section 4.4 of the Buyer Disclosure Schedule contains an accurate itemization of: (i) all issued, outstanding, and authorized shares of Buyer’s capital stock, stating all holders in excess of 4.9% of Buyer’s partially-diluted and fully-diluted capital stock; (ii) all outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating either to or rights convertible into any shares of capital stock of Buyer or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which Buyer or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Buyer or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Buyer or any of its subsidiaries; (iii) agreements or arrangements under which Buyer or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to an S-8 Registration Statement); (iv) outstanding registration statements (except for an S-8 Registration Statement) and comment letters from the SEC or any other regulatory agency; and (v), securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Buyer Stock described in this Agreement. Buyer has furnished to Seller true and correct copies of Buyer’s Articles of Incorporation, as amended and as in effect on the date hereof, and Buyer’s By-laws, as in effect on the date hereof, and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants. The Seller Preferred Stock, Seller Conversion Shares, and Seller Preferred Stock are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof. The shares of Common Stock issuable upon conversion of the Seller Preferred Stock (“Seller Conversion Shares”) have been duly authorized and reserved for issuance. The Seller Conversion Shares and Seller Preferred Stock will be duly issued, fully paid and nonassessable upon conversion or exercise in accordance with this Agreement and any applicable Transaction Document.

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4.5 Buyer Financial Statements. Buyer has delivered to Seller its unaudited financial statements (balance sheet, statement of operations, and statement of cash flows) for the fiscal year ended December 31, 2016, and its unaudited financial statements (balance sheet, statement of operations, and statement of cash flows) as at, and for the nine-month period ended September 30, 2017 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements: (i) are true, accurate and complete in all respects; (ii) are consistent with the books and records of Buyer; (iii) present fairly and accurately, in all material respects, the results of operations and financial condition of the business of Buyer for the respective periods covered or as of their respective dates; and (iv), have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered. Buyer has delivered to Seller or their representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the Buyer Financial Statements disclosed in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, all indebtedness of the Buyer is set forth in Section 4.5 of the Buyer Disclosure Schedule (“Buyer Indebtedness”), and shall mean and include the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations as of such time in respect of: (a) all indebtedness of the Buyer for borrowed money or for the deferred or unpaid purchase price of property or services; (b) any other indebtedness of the Buyer which is evidenced by a note, bond, debenture or similar instrument or commercial paper (including a purchase money obligation); (c) all deferred obligations of the Buyer to reimburse any bank or other person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument; (d) all indebtedness of others guaranteed, directly or indirectly, by the Buyer or as to which the Buyer has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee; (e) all obligations of the Buyer under financing or capital leases; (f) all indebtedness of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien other than Permitted Encumbrances on any property or assets of the Buyer (whether or not such obligation is assumed by the Buyer); (g) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, or other similar derivative instruments. Buyer does not have any liabilities of any nature, including without limitation expenses, whether accrued, absolute, contingent or otherwise, and whether due or to become due or whether or not required to be included on the Buyer Financial Statements pursuant to the U.S. GAAP, probable of assertion or not, except liabilities that are reflected or disclosed in the notes of the most recent Buyer Financial Statements, or were incurred in the Ordinary Course of Business and in the aggregate do not exceed $50,000. No other information provided by or on behalf of Buyer to Seller which is not included in the SEC Documents, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6 Taxes. Except as set forth in the Buyer Disclosure Schedule, Buyer has duly filed, on a timely basis all Tax Returns which it is required to file, and all material liabilities for Tax (including interest and penalties) have been paid. Buyer has paid all required withholding taxes with respect to employees and independent contractors. Except as set forth in the Buyer Disclosure Schedule, there are in effect no waivers or extensions of the applicable statutes of limitations for tax liabilities for any period, and no taxing authority has asserted either orally or in writing any adjustment that could result in an additional Tax for which Buyer is or may be liable and there is no pending audit, examination, investigation, dispute, proceeding or claim for which Buyer has received notice relating to any Tax for which any one of them is or may be liable. Except as set forth in the Buyer Disclosure Schedule, there are no agreements in writing with any taxing authority by Buyer. Except as set forth in the Buyer Disclosure Schedule, Buyer has not been nor is it included in any consolidated, affiliated, combined, unitary or other similar Tax Returns and there are no tax sharing agreements to which Buyer has now or ever has been a party. Except as set forth in the Buyer Disclosure Schedule, Buyer is not a party to any agreement, contract, arrangement or plan that would result in the payment of any “excess parachute payments” within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law).

4.7 No Material Adverse Breaches, etc. Except as set forth in the SEC Documents, neither Buyer nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of Buyer’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of Buyer or its subsidiaries. Except as set forth in the SEC Documents, neither Buyer nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of Buyer’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of Buyer or its subsidiaries.

4.8 Litigation. There is no action pending against, affecting or, to the knowledge of Buyer, threatened against it or any of its properties before any court or arbitrator or any governmental body, agent or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or would materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

5. Covenants Relating to Seller and GFD

5.1 Best Efforts. Seller shall use its best efforts timely to satisfy each of the conditions to be satisfied by it hereunder.

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5.2 Restrictions on Transfer, Proxies and Noninterference. Seller and GFD shall not, directly or indirectly, except pursuant to the terms of this Agreement (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all Seller Units; (ii) grant any proxies or powers of attorney, deposit any such Seller Units into a voting trust or enter into a voting agreement with respect to any such Seller Units; or (iii), take any action that would make any representation or warranty contained in Section 3 (Warranties and Representations Relating to Seller and GFD) untrue or incorrect or have the effect of preventing or disabling any Entity from performing its obligations under this Agreement.

5.3 Conduct of Business by GFD Pending the Closing. From the date hereof and on and prior to the Closing, except as otherwise disclosed, permitted or required by this Agreement, GFD will conduct business only in the Ordinary Course of Business and substantially as presently operated and use reasonable efforts to maintain the value of the GFD business as a going concern. From the date hereof and prior to the Closing, GFD will not, without the prior written consent of the Seller: enter into any transactions otherwise than on an arms’ length basis with any Affiliate of GFD (other than as contemplated by this Agreement and the transactions in the Ordinary Course of Business of GFD); pay any compensation other than in the Ordinary Course of Business or increase any compensation of any officer or employee; enter into any new contracts or agreements to incur any Liabilities (including without limitation, any capital lease); amend the operating agreement of GFD; sell, lease or otherwise dispose of any material assets (except for sales and other dispositions in the Ordinary Course of Business and as may otherwise be permitted by the terms of this Agreement); propose or adopt any changes to the accounting principles used by GFD material to its financial condition or business except as permitted by Generally Accepted Accounting Principles; make any capital expenditures in any month with respect to the GFD business or enter into any contract or commitment therefor other than in the Ordinary Course of Business; pay any dividends; or, commit to do any of the foregoing.

5.4 Registration and Exemption. Seller agrees and acknowledges that the Seller Preferred Stock may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act; or (ii), the Buyer or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii), such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”); or (iv), such shares are transferred to an “affiliate” (as defined in Rule 144) of the Sellers who is an Accredited Investor (as defined in the Securities Act), and who agrees to sell or otherwise transfer the shares only in accordance with this Section 5.4.  Until such time as the Seller Preferred Stock have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of the Common Stock that has not been so included in an effective registration statement, or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

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5.5 Further Assurances; Cooperation. Seller shall use its best efforts to cooperate with Buyer and to diligently perform under the Transaction Documents. At and after the Closing, Seller shall execute and deliver such further instruments of conveyance and transfer as Buyer (and/or Buyer’s designee) may reasonably request to convey and transfer effectively the Seller Units.

5.6 Non-Competition and Non-Solicitation. Through and including MAY 30, 2023 (the “Restrictive Period”), upon and subject to the terms and conditions of the Transaction Documents, and for so long as no Event of Default has occurred under the Transaction Documents, Principal and Seller (collectively, the “Transferors”), each on their own behalf, hereby agree that they shall not, directly or indirectly, for itself or on behalf of, or in conjunction with, any other person, company, firm, partnership, association, corporation or business or organization, entity or enterprise,

5.6.1 within the United States or Canada be engaged or employed in any capacity by, or own, operate, manage or control a business which is competitive with the business of Attis or JVCo (except for passive, minority equity investments in, or providing senior or mezzanine debt financing to, a business that is competitive with Buyer’s Business, which shall be allowed);

5.6.2 solicit or attempt to solicit business from any third party which was a customer or prospective customer of Attis or JVCo within two (2) years prior to the date of this Agreement with a view to sell or provide any products or services competitive with any products or services of Attis or JVCo; or

5.6.3 for any reason whatsoever, employ or attempt to employ or assist anyone else in employing any employee of Buyer, JVCo or Attis (whether or not such employment is full-time or is pursuant to a written contract).

In the event the enforceability of this Section 5.6 shall be challenged in a court of competent jurisdiction and any applicable Transferor is not enjoined from breaching any term of this Agreement, then, if such court finds that the challenged term is enforceable, the applicable time periods set forth herein shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the applicable provision until the dispute is finally resolved and all periods of appeal have expired. In the event any Party is required to engage the services of an attorney at law to enforce any provision of this Agreement, said Party may recover from the breaching Party, in addition to any other damages to which it may be entitled, including, without limitation, its reasonable attorneys’ fees and expenses of litigation. Transferors each hereby acknowledge that breach of any of the provisions contained in this Section 5.6 could result in irreparable damage and injury to Buyer, which injury could not be adequately compensated by money damages or other legal remedies. Accordingly, in the event of such a breach of any of the provisions of this Section 5.6, in addition to, and not in limitation of, any remedies which may be available to Buyer under the Transaction Documents, Buyer may seek equitable relief against the breaching Party for such breaches, including, without limitation, an injunction or an order for a specific performance. If Buyer seeks to enjoin any such breaching Party from breaching any such provision of this paragraph, the breaching Party hereby waives the defense that Buyer has or will then have an adequate remedy at law. Nothing in this paragraph shall be deemed to limit Buyer’s remedies at law or equity for any breach by any Transferor of any provision of the Transaction Documents which may be pursued or availed by Buyer.

6. Covenants Relating to Buyer

6.1 Best Efforts. Buyer shall use its best efforts timely to satisfy each of the conditions to be satisfied by it hereunder.

6.2 Corporate Existence. So long as any of the Seller Preferred Stock remain outstanding, Buyer shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of Buyer’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation an Organizational Change, Buyer obtains the written consent of Seller. In any such case, Buyer shall make appropriate provision with respect to Seller’s rights and interests to insure that the provisions of the Transaction Documents will thereafter be applicable to Seller Preferred Stock after any such Organizational Change.

6.3 Buyer’s SEC Filings. Buyer shall file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). Until the earlier of (i) the date as of which the Seller may sell all of the Seller Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (a) the Seller shall have sold all the Seller Conversion Shares and (b) none of the Seller Preferred Stock are outstanding (the “Registration Period”), Buyer shall file in a timely manner all reports required to be filed with the SEC pursuant to the Exchange Act and the regulations of the SEC thereunder, Buyer shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

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6.4 Listings or Quotation. Buyer shall maintain the Common Stock’s authorization for quotation on the NASDAQ, NYSE, or OTCQX public trading markets or stock exchanges.

6.5 Registration Rights. Buyer and Seller shall enter into a registration rights agreement in substantially the same form as the form attached in Exhibit 6.5 hereto (“Registration Rights Agreement”), pursuant to which Buyer shall use its best efforts to register the Seller Preferred Stock, Seller Conversion Shares, and Seller Preferred Stock on a TIME IS OF THE ESSENCE basis, but in no event later than May 31, 2018.

6.6 Reservation of Shares. Notwithstanding the foregoing, Buyer shall take all action reasonably necessary, commercially reasonable action to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock issuable hereunder, and otherwise as shall be necessary to effect the issuance of all of the Seller Conversion Shares due upon conversion of the Seller Preferred Stock.

6.7 Transfer Agent Instructions. Buyer shall issue instructions to its transfer agent in the form(s) attached hereto as Exhibit 6.7 for the purpose of having certificates issued, registered in the name of the Seller or its respective designee(s) or nominee(s), for the Seller Preferred Stock and Seller Conversion Shares representing such amounts of Seller Preferred Stock as specified from time to time to Buyer upon conversion of the Seller Preferred Stock (“Transfer Agent Instructions”). Buyer warrants that no instruction other than the Transfer Agent Instructions will be given by Buyer to its transfer agent and that the Seller Preferred Stock and Seller Conversion Shares shall otherwise be freely transferable on the books and records of Buyer as and to the extent provided in this Agreement. Nothing in this Section 6.7 shall effect in any way any obligations and agreements to comply with all applicable securities laws upon resale of any shares of Buyer Stock. If a holder of the Seller Preferred Stock provides Buyer with an opinion of counsel, in form, scope and substance customary for opinions of counsel in comparable transactions to the effect that registration of a resale of any of the Seller Conversion Shares is not required under applicable laws, Buyer shall within two (2) business days instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by Seller, subject only to the restrictions stated in the Series G Certificate of Designations, and otherwise herein. Buyer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Seller by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, Buyer acknowledges that the remedy at law for a breach of its obligations under this Section 6.7 will be inadequate, and hereby agrees, in the event of a breach or threatened breach by Buyer of the provisions of this Section 6.7, that the Seller shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.8 Further Assurances; Cooperation. Buyer shall use its best efforts to cooperate with Seller and to diligently perform under the Transaction Documents. At and after the Closing, Buyer shall execute and deliver such further instruments of conveyance and transfer as Seller (and/or Seller’s designee) may reasonably request to convey and transfer effectively the Seller Preferred Stock, Seller Conversion Shares, and any and all amounts and shares due and payable thereunder, or which may otherwise be due and payable under any other Transaction Document.

7. Corporate Matters

7.1 Allocation of Purchase Price. Within one hundred twenty (120) days after the Closing (unless required sooner to meet the reasonable IRS filing requirements of one of the parties) the parties agree to complete duplicate IRS Form 8594 ("Seller Acquisition Statement") as required by the Internal Revenue Code. The parties further agree to make no change or alteration of the Form 8594 and to file no Supplement Statement Form 8594 without at least fifteen (15) days prior written notice to the other party of the nature and extent of the changes, which notice shall include the revised or Supplemental Statement Form 8594.

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7.2 Confidentiality. The term “Confidential Information” shall mean that information of a Party (“Disclosing Party”) which is disclosed to another Party (“Receiving Party”) pursuant to this Agreement, and shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information. The Parties agree that the term “Confidential Information” shall also be construed to include the existence and identity of specific third parties named in the Seller Disclosure Schedule that were, are, or which may become party to one or more agreements, transactions, disputes, or litigation involving GFD, and the existence and nature of any of the foregoing (collectively, “Proprietary Matters”). The Parties hereby agree and acknowledge that any disclosure of Confidential Information involving Proprietary Matters could materially adversely effect the relationship or rights of GFD in connection with such matters, and that, notwithstanding anything stated herein to the contrary, no disclosure of Confidential Information involving Proprietary Matters shall be made by any Party without the express written consent of the other Parties hereto unless as may be required by law, and, even then, on a need-to-disclose basis after exhausting all available confidential treatment and such other options to prevent general public disclosure. Each Party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other Party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party’s Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person’s employer which protects the Confidential Information of the Disclosing Party. The Receiving Party shall promptly give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information, which remedies shall include injunctive relief without the necessity of posting a bond or proving damages. These obligations shall not apply to the extent that Confidential Information includes information which: is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving; is, or, through no act or failure to act of the Receiving Party, becomes publicly known; is received by the Receiving Party from a third party without restriction on disclosure; is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving; is approved for release by written authorization of the Disclosing Party; is required to be disclosed by a government agency to further the objectives of this Agreement, by a proper order of a court of competent jurisdiction, or is required to be disclosed by law or pursuant to the requirements of a recognized stock exchange; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure. For avoidance of doubt, no public disclosure shall be made by any Party hereto at any time in the absence of the prior written consent of each of the other Parties hereto, including pursuant to any applicable requirement to file a current report on Form 8K, or other regulatory disclosure in connection with the execution hereof.

7.3 Indemnification.

7.3.1 Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.

7.3.2 Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Seller and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Buyer in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Buyer pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of Buyer, Attis, or either of their Related Persons; or (iii), any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.

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7.3.3 Indemnification by Seller. Seller hereby covenants and agree that, to the fullest extent permitted by Legal Requirement, they will defend, indemnify and hold harmless Buyer, and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Seller in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Seller pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of GFD based on facts, events or circumstances occurring before the Closing Date, or arising out of or in connection with the ownership and operation of GFD, GFD’s assets, and the GFD business prior to the Closing Date, or facts and circumstances relating specifically to GFD, GFD’s assets, and the GFD business existing at or prior to the Closing, respectively, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date; (iii) any Liability of GFD to Seller or any Related Person of Seller (except in connection with Permitted Encumbrances prior to the date on which Buyer has fully performed under the Transaction Documents); (iv), the EXO Loan Documents; or (v) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with any Seller in connection with this Agreement or any of the Contemplated Transactions.

7.3.3.1 In addition to its indemnification obligations under Section 7.3.3, Seller hereby covenant and agree that, to the fullest extent permitted by Legal Requirement, they will defend, indemnify and hold harmless the Buyer Indemnified Persons for, from and against any Adverse Consequences (including costs of cleanup, containment or other Remedial Action) arising out of acts or neglect occurring or conditions existing at or before Closing from or in connection with: (i) any Environmental, Health and Safety Liabilities arising out of or relating to (a) the conduct of any activity by Seller, GFD, or their Related Persons, or any employee, contractor, agent or Representative thereof, relating to GFD’s assets or Business, (b) the ownership or operation by any Person at any time on or prior to the Closing Date of any of GFD’s assets or Business, or (c), any Hazardous Materials or other contaminants that were present on GFD’s assets at any time on or prior to the Closing Date; or (ii), any bodily injury (including illness, disability or death, regardless of when such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any of GFD’s assets, in any way arising from or allegedly arising from (a) any Hazardous Activity conducted by Seller, GFD, their Related Persons or any employee, contractor, agent or Representative thereof, with respect to GFD’s assets or Business, or (b), from any Hazardous Material that was present or suspected to be present on or before the Closing Date on or at the Properties (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Property and was present or suspected to be present on any Property, on or prior to the Closing Date), or Released or allegedly Released by Seller, GFD, their Related Persons, or any Person, on or at any of the Properties or GFD Assets at any time on or prior to the Closing Date. Buyer, either directly or through GFD, will be entitled to control any Remedial Action, any Proceeding relating to a claim that any Environmental Law has been violated and any other Proceeding with respect to which indemnity may be sought under this Section 7.3.

7.3.4 Time Limitations.

7.3.4.1 For purposes of this Agreement, a Buyer Indemnified Person may only assert a claim for indemnification under Section 7.3.3 during the applicable period of time (the “Buyer Claims Period”) commencing on the date of this Agreement and continuing until the date that is TWO (2) YEARS after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Seller of any obligation hereunder, the Transaction Documents or under any related agreement that is intended to survive and continue after the Closing, the Buyer Claims Period will continue for as long as such obligation is outstanding.

7.3.4.2 For purposes of this Agreement, a Seller Indemnified Person may only assert a claim for indemnification under Section 7.3.2 during the applicable period of time (the “Seller Claims Period”) commencing on the date of this Agreement and continuing until the date that is TWO (2) YEARS after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Buyer of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Seller Claims Period will continue for as long as such obligation is outstanding.

7.3.4.3 Notwithstanding anything to the contrary in this Section 7, if before 5:00 p.m. (eastern time) on the last day of the applicable Buyer Claims Period or Seller Claims Period, any Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and the basis thereof, including with reasonable supporting details for such claim (to the extent then known), and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

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7.3.5 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.

7.3.6 Third-Party Claims. No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7 hereof (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice. If an Indemnified Person gives notice to the Indemnifying Person hereunder of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii), the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person hereunder for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and, the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent, which shall not be unreasonably withheld. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

7.3.6.1 Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

7.3.6.2 Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

7.3.6.3 With respect to any Third-Party Claim subject to indemnification under this Section 7, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

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7.3.6.4 With respect to any Third-Party Claim subject to indemnification under this Section 7, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.3.7 Other Remedies. The foregoing right of any setoff provisions, holdback provisions and indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have in connection with this Agreement and the Contemplated Transactions.

8. Additional Actions and Transactions

8.1 Access to Information; Confidentiality. Upon reasonable notice, Seller and GFD shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access, during the period prior to the Closing Date, to all properties, books, contracts, commitments and records; and, during such period, Seller and GFD shall furnish promptly to Buyer, as the case may be, all information concerning GFD’s business, properties and personnel as such parties may reasonably request, and Seller and GFD shall make available to Buyer and its representatives the appropriate individuals, including attorneys, accountants and other professionals for discussion of its business, properties and personnel as such parties may reasonably request.

8.2 Continued Disclosure. From time to time, on and prior to the Closing Date, Buyer, Seller and GFD shall each promptly notify the other parties upon becoming aware of any fact, occurrence or event that would cause any of their respective representations and warranties contained to be inaccurate or incomplete in any material respect.

8.3 Supplemental Schedules. Buyer, Seller and GFD may (but will not be required to) from time to time prior to the Closing Date, by notice in accordance with the Agreement, supplement or amend their respective disclosure schedules hereto, including without limitation one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained.

9. Conditions to the Seller Acquisition

9.1 Conditions to the Obligations of Buyer. The obligations of Buyer, to consummate the Closing are subject to the satisfaction, or written waiver by Buyer (“Seller Exception Notice”), of the following conditions:

9.1.1 Representations and Warranties. The representations and warranties of Seller contained herein, and in any certificate or other writing delivered by Seller pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Closing Date.

9.1.2 Agreements and Covenants; Seller Closing Deliverables. The Seller and GFD shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date. Seller and GFD shall have delivered or caused to be delivered to Buyer all of the items specified in Schedule 2.3. All material written consents, assignments, waivers or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.

9.1.3 Material Adverse Effect. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental authority nor shall any such proceeding be pending. There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to GFD.

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9.1.4 Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer, Seller, GFD and their respective Related Persons shall have been consummated as of the Closing Date, as such term is defined in applicable Transaction Documents.

9.2 Conditions to the Obligations of Seller. The obligations of Seller, to consummate the Closing are subject to the satisfaction, or written waiver by Seller (“Buyer Exception Notice”), of the following conditions:

9.2.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, and in any certificate or other writing delivered by Buyer pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made on and as of the Closing Date.

9.2.2 Agreements and Covenants; Buyer Closing Deliverables. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date. Buyer shall have delivered or caused to be delivered to Seller all of the items specified in Schedule 2.4. All material written consents, assignments, waivers or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.

9.2.3 Material Adverse Effect. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental authority nor shall any such proceeding be pending. There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Buyer.

9.2.4 Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer, Seller, GFD and their respective Related Persons shall have been consummated as of the Closing Date, as such term is defined in applicable Transaction Documents.

10. Termination

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Buyer and the Seller. In the event of a termination of this Agreement pursuant to this Section, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders or members except that nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Seller Acquisition is consummated.

10.2 Events of Default. For purposes of this Agreement, an “Event of Default” shall be additionally construed to mean the occurrence of one or more of the following events of Breach by any Party after the date hereof that remains uncured SIXTY (60) days following written notice of default (each, a “Default Notice”) to the breaching Party(ies) (“Breaching Party” or “Breaching Parties”) from any one or more non-breaching Party(ies) (“Non-Breaching Party” or “Non-Breaching Parties”):

10.2.1 Payment Default. If any Breaching Party shall, for any reason, fail to comply with any payment obligations as and when due;

10.2.2 Representations. If any representation or warranty made by or on behalf of any Breaching Party, whether contained in this Agreement, or in any other Transaction Document with one or more of the Non-Breaching Parties, and which the Non-Breaching Party(ies) asserting Breach has (or have) proven to have been false or incorrect in any material respect when made;

10.2.3 Voluntary Insolvency Proceedings. If Buyer shall (i) apply for or consent to or acquiesce in the appointment of or the taking of possession by a receiver, liquidator, custodian or trustee of itself or of all or any part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the bankruptcy laws of the United States of America (as now or hereafter in effect) or any similar foreign law, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (vi) take any action for the purpose of effecting any of the foregoing;

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10.2.4 Involuntary Insolvency Proceedings. A proceeding or case shall be commenced, without the application or consent of Buyer in any court of competent jurisdiction, seeking (i) liquidation, reorganization, dissolution, winding-up or composition or adjustment of debts of Buyer, (ii) the appointment of a trustee, receiver, liquidator, custodian or the like of Buyer, or of all or any part of any of their assets, (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, for a period of forty five (45) days; or (iv) any order for relief against Buyer or Seller, shall be entered in an involuntary case under bankruptcy laws of the United States of America, or any similar foreign law, and shall continue undismissed for a period of forty five (45) days;

10.2.5 Judgments and Tax Liens. If one or more judgments, attachments, or tax liens exceeding $100,000 in the aggregate are entered against Buyer, or against Buyer’s property, and remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days, or enforcement proceedings are commenced with respect to any judgment, attachment, or tax lien against Buyer;

10.2.6 Divestiture of Assets. If any order, judgment, or decree shall be entered in any proceeding requiring Buyer to divest itself of any material part of its assets, and if, within forty-five (45) days after entry thereof (unless or until enforcement is sooner commenced), such order, judgment or decree shall not have been discharged or execution thereof stayed pending appeal, or if, within ten (10) days after the expiration of any such stay (unless or until enforcement is sooner commenced), such judgment, order or decree shall not have been discharged; or,

10.2.7 Cross Default. The occurrence of any default or Event of Default by Buyer, Seller and/or Principal under any Transaction Document.

11. General

11.1 Modifications. Any Transaction Documents involving Seller may be modified only in writing that specifically refers to the proposed modification and applicable Transaction Document(s), and which is signed by an authorized representative of each Party.

11.2 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia, without regard to the principles of conflict of laws. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement or Transaction Documents shall be subject to the exclusive jurisdiction and venue of the Superior Court of Fulton County, Georgia. The parties submit to the exclusive jurisdiction of these courts for the purpose of any such action or proceeding, and this submission cannot be revoked. The parties understand that they are surrendering the right to bring litigation against one another outside the state of Georgia.

11.3 Assignment. This Agreement shall not be assigned by operation of law or otherwise in the absence of the prior written consent of each the Parties hereto.

11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the below address (or at such other address for a party as shall be specified by like notice). Notice shall be deemed effective upon the earlier of (a) actual receipt, (b) one business day following transmission by facsimile or commercial overnight delivery services, or (c) three business days following registered or certified mail.

if to Buyer, to:	Attis Industries Inc.
12540 Broadwell Road, Suite 2104
Milton, Georgia 30004
	Attention:	Jeff Cosman
	E-mail:	jcosman@attisind.com

with a copy to (which copies shall not constitute notice):

Richard J. Dreger, Attorney at Law, P.C.
11660 Alpharetta Highway, Building 700, Suite 730
Roswell, Georgia 30076
	Attention:	Richard J. Dreger, Esq.
	Email:	Rick@rdregerlaw.com

if to Seller, to: Gaula Ventures LLC
Address
Address
	Attention:	David Winsness
E-mail:

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11.5 Severability. In the event that any provision of this Agreement is held to be unenforceable by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties so closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.6 Entire Agreement. This Agreement, the Transaction Documents, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, and the other Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

11.7 Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

11.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reasons of this Agreement.

11.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right to be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein

11.10 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

11.11 Waiver of Jury Trial. AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY, VOLUNTARILY, AND KNOWINGLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OTHER DOCUMENTS RELATED TO THIS TRANSACTION.

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IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this Membership Interest Purchase Agreement.

ATTIS INDUSTRIES INC.

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Title:	Chief Executive Officer

ATTIS INNOVATIONS, LLC

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Title:	Manager

FLUX CARBON LLC

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Title:	Manager

GAULA VENTURES LLC

By:	/s/ David Winsness
Name:	David Winsness
Title:	Manager

PRINCIPAL

By:	/s/ David Winsness
David Winsness
Individually

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

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INDEX OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.0	Certain Definitions

Schedule 2.0	The Acquisition

Schedule 2.3	Seller Closing Deliveries

Schedule 2.4	Buyer Closing Deliveries

Schedule 3.0	Seller Disclosure Schedule
	Section 3.4	Approval
	Section 3.5	Current Litigation Matters
	Section 3.6	Liabilities
	Section 3.7	Taxes
	Section 3.8	Permitted Encumbrances
	Section 3.9	GFD Assets
	Section 3.9.1	Tangible Personal Property
	Section 3.9.2	Intellectual Property Assets
	Section 3.10	Compliance
	Section 3.13	Permits
	Section 3.15	Contracts
	Section 3.16	Bank Accounts
	Section 3.17	Insurance
	Section 3.18	Affiliated Transactions

Schedule 4.0	Buyer Disclosure Schedule
	Section 4.3	Violations
	Section 4.4	Capital Structure
	Section 4.5	Buyer Indebtedness
	Section 4.6	Taxes

Exhibits

Exhibit 2.1(a)	Assignment Agreement, Seller Units

Exhibit 2.1(b)	Assignment Agreement, Seller Interest

Exhibit 2.1(c)	Assignment Agreement, Buyer to JVCo

Exhibit 2.1(d)	Principal Indemnity Agreement

Exhibit 2.2.3	Certificate of Designations, Buyer’s Series G Preferred Stock

Exhibit 3.1.3	ALB MIPA

Exhibit 3.4(a)	Written Consent of Seller

Exhibit 3.4(b)	Written Consent of GFD

Exhibit 3.5	Written Consent of Principal

Exhibit 3.30	GFD Pre-Closing Operating Agreement

Exhibit 3.31	Seller Operating Agreement

Exhibit 3.33	Jurisdictions

Exhibit 4.2(a)	Written Consent of Buyer

Exhibit 4.2(b)	Written Consent of Attis

Exhibit 4.2(c)	Written Consent of JVCo

Exhibit 6.5	Registration Rights Agreement

Exhibit 6.7	Transfer Agent Instructions

Exhibit 7.1	GFD Operating Agreement

Schedules to Membership Interest Purchase Agreement	1

SCHEDULE 1.0

Certain Definitions

Accounts Receivable means (i) all trade and other accounts receivable and other rights to payment from past or present customers of GFD, and the full benefit of all security for such accounts or rights to payment, including all trade and other accounts receivable representing amounts receivable in respect of services rendered to customers of the Business, and (ii) any claim, remedy or other right related to any of the foregoing

Action shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any governmental authority.

Adverse Consequences shall mean all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, diminutions in value, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim.

Affiliate shall mean, any Person directly or indirectly controlling, controlled by or under common control with the specified Party or Person. For purposes of this definition, the term control including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

Affiliated Group means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

Agreement has the meaning set forth in the preface.

Approval means those certain Governmental Authorizations, if any, to be obtained by Seller on or before the Closing in the name of the applicable Company from any Governmental Body having jurisdiction over the Properties, or the Businesses, in order for the Permits to be issued to Buyer.

Attis has the meaning set forth in the preface.

Basis shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

Breach shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Agreement or any other Contract, agreement or instrument (whether or not related to this Agreement), or in or of any corporate, Company or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure

Business Day means any day other than a Saturday or Sunday or any other day on which banks in Tennessee are permitted or required by Legal Requirement to be closed.

Business shall mean the operating and other activities currently conducted in the ordinary course of the applicable entity’s business.

Buyer Disclosure Schedule shall the disclosure schedule set forth in Schedule 4.0.

Buyer has the meaning set forth in the preface.

Buyer Indemnity means the indemnity provided by Buyer in Section 7.4.2 hereof.

Buyer Obligations shall mean all obligations of Buyer under this Agreement and the Transaction Documents, including, without limitation, the payment of the Purchase Price and the performance of all actions and transactions in connection therewith on and after the Closing Date.

Buyer Securities shall have that meaning set forth in Schedule 2.0 hereto.

Bylaws shall mean, each the bylaws or operating agreement of the applicable entity.

Schedules to Membership Interest Purchase Agreement	2

COBRA means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

Code means the Internal Revenue Code of 1986, as amended.

Confidential Information has the meaning set forth in Section 7.3.

Consent shall mean any approval, consent, ratification, waiver or other authorization.

Consolidated EBITDA has the meaning set forth in Schedule 2.0.

Contemplated Transactions shall mean all of the transactions contemplated by this Agreement and Transaction Documents.

Contract means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

EBITDA has the meaning set forth in Schedule 2.0.

Effective Date has the meaning set forth in the preface.

Employee Benefit Plan means all employee benefit plans as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 (ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by GFD or any other corporation or trade or business controlled by, controlling or under common control with Sellers (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (ERISA Affiliate) or has been maintained or contributed to in the last six (6) years by GFD or any ERISA Affiliate, or with respect to which any Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

Employee Welfare Benefit Plan has the meaning set forth in ERISA Section 3(1).

Environment means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

Environmental Law means any Legal Requirement that requires or relates to (i) advising appropriate Governmental Bodies, employees or the public of any intended Release, actual Release or Threat of Release of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (ii) preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment; (iii) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (v) protecting resources, species or ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of pollutants, Hazardous Materials or other potentially harmful substances; (vii) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; (viii) making responsible Persons pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or (ix), governing or regulating any Hazardous Activities.

Schedules to Membership Interest Purchase Agreement	3

Environmental, Health and Safety Liabilities means any and all costs, damages, Adverse Consequences, expenses, Liabilities and/or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (i) any environmental, health or safety matter or condition (including on-site or off-site contamination, and/or occupational safety and health regulation of any chemical substance or product); (ii) any fine, penalty, judgment, award, settlement, Proceeding, damages, Adverse Consequence, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (Cleanup) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; and/or (iv), any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For purposes of this definition, the terms removal, remedial and response action include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

Event of Default means

GAAP or Generally Accepted Accounting Principles means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.

GFD means GENAREX FD LLC, a Delaware limited liability company.

Governmental Authorization means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.

Governmental Body means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, county, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (v) Indian tribal authority; (vi) multinational organization or body, or (vii) official of any of the foregoing.

Hazardous Activity means, with respect to any Person (including any Party or their Related Persons), the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any Property or other facility or real property owned, leased, operated or otherwise used by such Person or any of its contractors in connection with the conduct of the business of such Person, or from any other asset of such Person, into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property, whether on or off the aforementioned Properties, facilities or other real property, beyond what is authorized by any Environmental Law relating to the business of such Person.

Hazardous Material means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste or toxic substance under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

Improvements means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, all of which are included in the Properties.

Schedules to Membership Interest Purchase Agreement	4

Indebtedness or Debt means: (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to Seller or GFD is liable, contingently or otherwise, as obligor or otherwise; (d) any commitment by which Seller or GFD assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by Seller or GFD (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (f) any obligations under capitalized leases with respect to which Seller or GFD is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations Seller or GFD assures a creditor against loss; (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Seller Units; (i) any unsatisfied obligation for withdrawal liability to a Multiemployer Plan as such terms are defined under ERISA; (j) the deficit or negative balance, if any, in GFD’s checking account; and (k), any credit card debt.

Indemnified Person has the meaning set forth in Section 7.4.

Indemnifying Person has the meaning set forth in Section 7.4.

Insolvency Laws means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

Insolvent means being unable to pay debts as they mature, or as obligations become due and payable.

Intangible Personal Property means all intangible property used or held for use by GFD, of whatever type or description, including (a) the business as a going concern; (b) goodwill of GFD; (c) all files, records and correspondence; (d) telephone numbers, telecopy numbers; (e) all rights in Internet web sites and Internet domain names presently used by GFD, and links; (f) all registered and unregistered copyrights in both published works and unpublished works; (g) all names or trade names of or used by GFD, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (h) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (i), all right, title and interest in and to all Company Documents, Company Contracts, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of GFD.

Intellectual Property Assets shall mean all Intellectual Property owned or possessed by GFD as itemized in Section 3.9 of Schedule 3.0, or which GFD has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission, and the Intangible Personal Property itemized in Section 3.9 of Schedule 3.0.

IRS means the United States Internal Revenue Services and, to the extent relevant, the United States Department of the Treasury.

JVCo has the meaning set forth in the preface.

JVCo Operating Agreement shall mean the amended and restated JVCo management and operating agreement by and among Buyer or its designee and JVCo, executed and delivered on or before the Closing in substantially the same form as the form of operating agreement attached in Exhibit 7.1 hereto.

Knowledge means, when used to qualify a representation, warranty or other statement of a Party to this Agreement, (i) the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that management of the Party could reasonably be expected to have as prudent and responsible owners and operators of the assets and the businesses of such Party, or in the case of Seller, the ownership and operation of GFD, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

Legal Requirement means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

Liability means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.

Schedules to Membership Interest Purchase Agreement	5

Lien means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.

Material Adverse Effect or Material Adverse Change means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the applicable Party, taken as a whole, including the ability for such Party to own, construct, operate and develop its business, the transfer or issuance, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement or reasonably necessary to the continued operation of the applicable Party’s business, or on the ability of either Party to timely consummate the Contemplated Transactions, except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the business of the applicable Party and the industry in which it competes, and (b) public or industry knowledge of the Contemplated Transactions.

MRPA Net Proceeds shall mean the cash proceeds received by Buyer and/or Attis, after payment of any secured creditors holding any applicable lien rights, commissions and all other costs of the sale, including attorneys' fees, upon the (i) sale by Attis of any revenue generating asset having a fair market value greater than or equal to $20,000 (“Material Revenue Producing Asset”), (ii) the sale by Attis of all or substantially all of its assets, or (iii) the sale by Buyer of any portion of its membership interests in Attis.

Multiemployer Plan has the meaning set forth in ERISA Section 3(37).

Occupational Safety and Health Law means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

Ordinary Course of Business means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii), is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).

Organizational Documents means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement; and (iv), any amendment to any of the foregoing.

Party and Parties shall mean and refer to one or more of the undersigned, as applicable.

Permits has the meaning set forth in Section 3.13.

Permitted Designee shall mean, as applicable, the designee or assignee of a Party hereto.

Permitted Encumbrances has the meaning set forth in Section 3.8 of Schedule 3.0.

Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity Governmental Body (or any department, agency, or political subdivision thereof).

Schedules to Membership Interest Purchase Agreement	6

Principal has the meaning set forth in the Preamble to this Agreement.

Principal Indemnity means the indemnity provided by Principal in the Principal Indemnity Agreement.

Principal Market has the meaning set forth in Schedule 2.0.

Principal’s Interest means 100% of Principal’s direct and indirect ownership interest in, to and under the equity of Seller and CleanTech.

Proceeding means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.

Property or Properties has the meaning set forth in the background facts described in the Seller Disclosure Schedule, including, without limitation, the Tangible Personal Property, Intellectual Property Assets, Intellectual Property, and Intangible Personal Property (including air, oil, gas, mineral, and water rights together with all Permits).

Purchase Price has that meaning set forth in Section 2.2 of Schedule 2.0 hereto.

Purchased Equity has the meaning set forth in Section 2.1 of Schedule 2.0 hereto.

Real Property Lease means (i) any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the Improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof or (ii) any lease or rental agreement pertaining to the occupancy of any improved space on any real property.

Related Person means: (i) with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d), any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and, (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e), any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) control (including controlling, controlled by, and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the Family of an individual includes (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv), any other natural person who resides with such individual; and (c), Material Interest means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

Release means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

Remedial Action means all actions, including any capital expenditures, required or voluntarily undertaken: (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (ii) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv), to bring the Properties and the operations conducted (or to be conducted) thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

Representative means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

SEC Documents has the meaning set forth in Section 6.3.

Schedules to Membership Interest Purchase Agreement	7

SEC has the meaning set forth in the preface.

Securities Act means the Securities Act of 1933, as amended.

Seller has the meaning set forth in the preface.

Seller Disclosure Schedule shall mean the disclosure schedule set forth in Schedule 3.0.

Seller Indemnity means the indemnity provided by Seller in Section 7.4.3 hereof.

Series G Conversion Shares shall mean all shares of Buyer Common Stock issuable upon conversion of the Series G Stock issuable hereunder.

Series G Stock shall mean Buyer’s Series G Preferred Stock, issued in accordance with the terms, conditions, rights and privileges set forth in the Series G Certificate of Designations.

Tangible Personal Property means the tangible personal property itemized on in Section 3.9.1 of the Seller Disclosure Schedule, and all other tangible personal property used or useful in the Business, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by GFD (wherever located and whether or not carried on the books of GFD or Seller), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

Tax or Taxes means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

Tax Return means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third Party Claim means any claim, issuance of any Order or the commencement of any Proceeding by any Person who is not a Party to this Agreement, including a Related Person of a Party, any domestic or foreign court, or Governmental Body.

Threat of Release means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

Trading Day means any day during which the Principal Market shall be open for business.

Transaction Documents shall mean this Agreement, and any and all documents, instruments and certificates executed, delivered and/or issued before, at and after Closing in connection herewith and therewith and all further actions and transactions included in the Contemplated Transactions, including all schedules and exhibits hereto and thereto, each of which are hereby incorporated by reference herein.

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SCHEDULE 2.0

The Seller Acquisition

On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing and at all relevant times thereafter, Buyer shall pay the Purchase Price to Seller and/or Seller’s Permitted Designee in exchange for the sale, assignment, transfer, and delivery of the Purchased Equity to Buyer and/or Buyer’s Permitted Designee in accordance with the terms of this Schedule 2.0. As used herein, the term “Acquisition” shall mean and refer to the purchase of the Purchased Equity in exchange for payment of the Purchase Price.

2.1 Purchased Equity. As used herein, the term “Purchased Equity” shall mean the Seller Units issuable to Buyer and/or Buyer’s Permitted Designee at the Closing and at all relevant times thereafter in exchange for the Purchase Price in accordance with the terms of this Schedule 2.0 and, as applicable, the Agreement and Transaction Documents.

2.1.1 Seller Units. On and subject to the terms and conditions of this Agreement and the Transaction Documents, in consideration of Buyer’s agreement to the terms of this Agreement and the Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective immediately prior to the Closing hereunder, Seller shall execute and deliver (i) the form of assignment attached hereto in Exhibit 2.1(a) to give effect to the assignment by Seller of the GFD Units directly to JVCo as Buyer’s Permitted Designee (“GFD Unit Assignment”), and (ii) the form of assignment attached hereto in Exhibit 2.1(b) to give effect to the assignment by Seller of the ALB Units directly to JVCo as Buyer’s Permitted Designee (“ALB Unit Assignment” and, together with the GFD Unit Assignment, the “Seller Unit Assignment”), in each case free and clear of all Liens.

2.1.2 Seller Interests. Notwithstanding Seller’s execution and delivery of the Seller Unit Assignment, free and clear of all Liens, in an abundance of caution, Principal shall execute and deliver to Buyer the form of assignment attached hereto in Exhibit 2.1(c) to give effect to the assignment by Principal to JVCo as Buyer’s Permitted Designee, of any right, title and interest of any kind that Principal may have prior to or at the Closing in, to and under the Seller Units, or in respect of any other interest involving GFD and ALB (“Seller Interests”).

2.1.3 ALB MIPA. Seller and Principal, as applicable, shall surrender and deliver to Buyer at the Closing 100% of any shares of Buyer Common Stock or other Buyer Stock previously issued and delivered to Seller and/or Principal in connection with the ALB MIPA.

2.2 Purchase Price. As used herein, the term “Purchase Price” shall mean the Earn-Out Payment, including, without limitation, the Floor Price and the sum of all Buyer Securities and other amounts payable to Seller and/or Seller’s Permitted Designee(s) at the Closing and at all relevant times thereafter in exchange for the Purchased Equity in accordance with the terms of this Schedule 2.0 and, as applicable, the Agreement and Transaction Documents.

2.2.1 Earn-Out Payment. On and subject to the terms and conditions of this Agreement and the Transaction Documents, and at all relevant times thereunder, Buyer and Attis shall, on a joint and several basis, pay the greater of the following to Seller and Seller’s Permitted Designee (the “Earn-Out Payment”): (i) $2,266,667 (“Floor Price”), plus (ii), if, and only if approved by Buyer’s Board of Directors on an annual basis, 8% of Attis’ annual Consolidated EBITDA, and (iii) 8% of Buyer’s and/or Attis’ MRPA Net Proceeds.

2.2.1.1 Consolidated EBITDA. The term “Consolidated EBITDA” shall mean the positive aggregate earnings before interest, taxes, depreciation and amortization (“EBITDA”) deriving from the consolidated operations of Attis and Attis’ now and hereinafter-existing subsidiaries (“Attis Entities”), the operations, assets, investments, licenses and other agreements of the Attis Entities. The Consolidated EBITDA and applicable Earn-Out Payment shall be measured as of each fiscal year end commencing on December 31, 2018, and paid on a rolling, quarterly basis commencing on March 31, 2019, with a rolling quarterly true-up to prior payments, as may be applicable (each, a “Measurement and Payment Date”). Any Earn-Out Payment payable hereunder as of any one or more Measurement and Payment Dates shall be due and payable in full as of each applicable date, and shall be paid in the form of (i) immediately available U.S. cash funds, or (ii), at Buyer’s option for so long as Buyer and Attis are in compliance with the terms of this Agreement and the Transaction Documents, additional registered shares of Series G Stock at the rate of ONE HUNDRED DOLLARS ($100.00) per share of Series G Stock (“Earn-Out Shares”).

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2.2.2 Buyer Securities. On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing, as an initial payment against the Purchase Price due hereunder, Buyer shall issue to Seller and/or Seller’s Designee(s):

2.2.2.1 ONE MILLION (1,000,000) shares of Buyer’s issued and outstanding Common Stock as of the Closing Date (“Closing Common Shares”), and

2.2.2.2 TWENTY TWO THOUSAND SIX HUNDRED (22,600) shares of Buyer’s Series G Preferred Stock (“Closing Preferred Shares” and, together with all Earn-Out Shares, Series G Conversion Shares, and the Closing Common Shares, the “Buyer Securities”).

2.2.3 Series G Stock. The Series G Stock shall be convertible into Buyer’s Common Stock at the sole and exclusive option of the holder in one or more installments at the rate equal to ONE HUNDRED DOLLARS ($100.00) per share of Series G Stock divided by the Fair Market Value Conversion Price on a per share basis, up to 9.9% of the Company’s issued and outstanding Common Stock at the time of conversion (when taken with any other shares of Common Stock held by the holder at the time of conversion), subject to the terms, conditions, rights and privileges set forth in the certificate of designations for Buyer’s Series G Preferred Stock attached hereto in Exhibit 2.2.3 (“Series G Certificate of Designations”), and which shall in all relevant respects govern notwithstanding anything stated herein to the contrary. Voting and cumulative dividend rights shall be on an as converted basis. As used herein, the term “Fair Market Value Conversion Price” shall mean the greater of $0.50 (“Conversion Floor”) or 100% of the lowest closing market price per share for the Common Stock on the Principal Market for the thirty (30) Trading Days preceding conversion (“Market Price”); provided, however, that upon the occurrence of any Event of Default, and continuing for so long as any such Event of Default remains uncured, the Conversion Floor shall cease to apply, and the Fair Market Conversion Price shall equal the Market Price.

2.2.4 Registration. Buyer shall register the Buyer Securities on a best efforts, TIME IS OF THE ESSENCE basis after the Closing Date, such that the Closing Common Shares and Series G Conversion Shares shall be registered and freely-trading on or before August 31, 2018 (“Registration Date”).

2.2.5 Leakage. Seller agrees, in the event and to the extent it decides to sell Series G Conversion Shares or Closing Common Shares, that it shall not, in the absence of Buyer’s prior written consent, sell Series G Conversion Shares or Closing Common Shares in public market transactions at a monthly rate that exceeds the greater of (i) $50,000 worth of Common Stock, (ii) 50,000 shares of Common Stock, or (iii) 0.15% of the average monthly trading volume for Buyer’s Common Stock for the three months prior to sale.

2.2.6 Conversion. Upon receipt of each Conversion Notice, Buyer shall, within three (3) Business Days following its receipt of each applicable Conversion Notice, cause its transfer agent to issue and deliver certificates representing such additional freely-tradable shares of Common Stock to Seller and/or Seller’s Permitted Designee.

2.2.7 Net Cash Proceeds. If, in the event that Seller has not been able to sell the Buyer Securities, or for any other reason, the Net Cash Proceeds are less than the Floor Price due and payable as of JUNE 1, 2022, then Buyer and Attis shall, on a joint and several basis, pay the difference between the Floor Price and the Net Cash Proceeds in full in immediately available U.S. cash funds on or before JULY 1, 2022. Upon receipt of any such payment from Buyer, in the event and to the extent that Seller still holds any portion of the Closing Preferred Shares, then Seller shall assign and surrender to Buyer any such shares on or before AUGUST 1, 2022. As used herein, the term “Net Cash Proceeds” shall mean the sum of (i) Seller’s (and/or Seller’s Permitted Designee’s) gross cash sales proceeds upon sale of the Series G Conversion Shares (less applicable legal, issuance, deposit and/or clearance costs incurred by Seller and/or Seller’s Permitted Designee), (ii) all Earn-Out Payments paid in cash hereunder, and (iii), except for amounts payable under the Principal Employment Agreement, any and all other cash amounts paid by Buyer, Attis and/or JVCo to Seller and/or Seller’s Permitted Designee(s) in connection with this Agreement and the Transaction Documents. No failure by Seller to submit any Conversion Notice or other document on or before any specific date, or any other action, shall be deemed to constitute a waiver of any rights hereunder. Seller hereby agrees that any sales of Buyer’s Common Stock by or on behalf of Seller shall be completed in accordance with applicable securities laws and in good faith for the highest prices reasonably available at the time of each individual sale. Buyer hereby grants, for any shares of Common Stock issuable hereunder, including, without limitation, upon conversion of the Series G Stock, registration rights on Form S-3, S-1 or such other form as may be applicable pursuant to the Securities Act, which the Buyer shall file with the Securities Exchange Commission (the “SEC”) as soon as shall be reasonably practicable. Buyer shall respond to all SEC comments and correspondence in connection with each registration statement filed hereunder as soon as shall be reasonably practicable. Except as provided herein, Buyer shall pay all expenses in connection with all registration, issuance, deposit and clearance of Common Stock issuable to Seller and/or Seller’s Permitted Designee hereunder. Notwithstanding the foregoing, Seller and/or Seller’s Permitted Designee shall be responsible for its own internal administrative and similar costs, which shall not constitute registration expenses.

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